Exhibit 99.1

ALLEGHANY CORPORATION

1411 Broadway, 34th Floor

New York, NY 10018

ALLEGHANY CORPORATION REPORTS 2016 FOURTH QUARTER AND FULL YEAR RESULTS

NEW YORK, NY, February 22, 2017 – Alleghany Corporation (NYSE-Y) announced today its financial results for the three months and year ended December 31, 2016. Highlights are listed below.

●	Book value per common share[1] was $515.24 as of December 31, 2016, an increase of 6.0% from book value per common share[1] as of December 31, 2015.

●	Book value per common share[1] decreased 1.9% from book value per common share[1] as of September 30, 2016.

●	Alleghany reported net earnings[2] of $456.9 million for the full year 2016, compared with $560.3 million for the full year 2015.

●	Alleghany reported net earnings[2] of $69.5 million for the 2016 fourth quarter, compared with $156.1 million for the 2015 fourth quarter.

●	Alleghany reported $29.59 of earnings per diluted share and $28.83 of operating earnings per diluted share for the full year 2016, compared with $35.13 and $31.86, respectively, for the full year 2015.

●	Alleghany reported $4.45 of earnings per diluted share and $7.02 of operating earnings per diluted share for the 2016 fourth quarter, compared with $9.85 and $8.44, respectively, for the 2015 fourth quarter.

Weston Hicks, President and chief executive officer of Alleghany, stated, “Our fourth quarter and full year results reflect solid underwriting performance from each of our (re)insurance businesses as they continued to execute their respective business plans, somewhat offset by an impairment charge at SORC. The combined ratio was 91.7% in the fourth quarter and 91.9% for the full year, despite elevated catastrophe losses. The fourth quarter underwriting results reflect favorable prior accident year reserve development of $106.3 million, primarily at TransRe and RSUI, partially offset by catastrophe losses of $66.1 million, primarily from Hurricane Matthew in October 2016. TransRe and RSUI continue to demonstrate leadership in their respective markets and remain well positioned for 2017. CapSpecialty and PacificComp also performed well as both achieved underwriting profitability in the quarter, and in CapSpecialty’s case, for the full year. These strong underwriting results were offset by a challenging investment environment in the fourth quarter, when rising rates negatively impacted book value.”

1  Stockholders’ equity attributable to Alleghany stockholders divided by common stock outstanding.

2  Net earnings attributable to Alleghany stockholders.

The following table summarizes results for the three months and year ended December 31, 2016 and 2015:

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2016	2015	Change	2016	2015	Change
	(in millions)			(in millions)

Net premiums written	$1,198.6	$1,238.9	(3.3%)	$5,091.8	$4,489.2	13.4%

Earnings before income taxes	94.8	213.6	(55.6%)	647.8	757.4	(14.5%)

Underwriting profit	102.1	130.5	(21.8%)	401.3	466.6	(14.0%)

Net investment income	106.1	104.2	1.8%	438.5	438.8	(0.1%)

Net earnings attributable to Alleghany stockholders	69.5	156.1	(55.5%)	456.9	560.3	(18.5%)

Mr. Hicks continued, “Alleghany Capital had an active year as it made a follow-on investment in Jazwares and assisted its subsidiaries in executing a number of bolt-on acquisitions that will accelerate their future growth. Its manufacturing and service businesses increased their Adjusted EBITDA, and SORC reduced its operating loss. During the quarter, we recorded a $98.8 million impairment charge due to a write-down of certain assets in Fredonia, Kansas. These assets were acquired for the primary purpose of applying enhanced oil recovery techniques. SORC’s efforts in Fredonia over the past year provided encouraging feedback on the efficacy of its enhanced oil recovery techniques, but the field proved to have much less oil in place than originally estimated and was of poor quality. This coupled with the current level of oil prices led to the impairment charge. The carrying value of SORC was $149.2 million as of December 31, 2016, which includes approximately $9 million in net oil reserve assets at Fredonia. SORC’s other operating assets are primarily oil fields in Louisiana and Wyoming.

Alleghany Capital recorded losses before income taxes of $109.9 million in the fourth quarter of 2016 and $105.7 million for the full year 2016, including the impairment charge. Alleghany Capital generated Adjusted EBITDA, which excludes the SORC impairment charge (but includes SORC’s other operating results), of $0.1 million in the fourth quarter of 2016 and $25.1 million for the full-year 2016. Alleghany Capital’s manufacturing and services businesses, which include ownership of Kentucky Trailer, IPS, Bourn & Koch and Jazwares, generated $2.0 million of earnings before income taxes in the fourth quarter of 2016 and $20.4 million for the full year 2016. Adjusted EBITDA for the manufacturing and services businesses was $10.0 million in the fourth quarter of 2016 and $51.5 million for the full year 2016. Alleghany Capital’s investment in its operating businesses was $590.5 million as of December 31, 2016.”

SEGMENT RESULTS

The following table summarizes the segment results for the three months and year ended December 31, 2016 and 2015:

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2016	2015	Change	2016	2015	Change
	(in millions)			(in millions)

Net premiums written:

Reinsurance Segment	$936.0	$974.8	(4.0%)	$3,969.4	$3,387.3	17.2%
Insurance Segment	262.6	264.1	(0.6%)	1,122.4	1,101.9	1.9%

	$1,198.6	$1,238.9	(3.3%)	$5,091.8	$4,489.2	13.4%

Underwriting profit:

Reinsurance Segment	$79.0	$93.5	(15.5%)	$260.6	$327.0	(20.3%)
Insurance Segment	23.1	37.0	(37.6%)	140.7	139.6	0.8%

	$102.1	$130.5	(21.8%)	$401.3	$466.6	(14.0%)

Reinsurance Segment

The decrease in TransRe’s net premiums written in the fourth quarter of 2016 from the fourth quarter of 2015 primarily reflects the impact of changes in foreign exchange rates and higher ceded premiums written due to an increase in retrocessional coverage purchased in 2016. The increase in TransRe’s net premiums written for 2016 from 2015 primarily reflects $854.3 million of premiums recorded in 2016 in connection with a large whole account quota share treaty placed as of December 31, 2015, compared with $221.6 million of such premiums recorded in 2015.

TransRe’s 2016 fourth quarter underwriting profit was $79.0 million and its combined ratio was 91.8%, compared with a $93.5 million underwriting profit and an 88.4% combined ratio for the 2015 fourth quarter. TransRe’s underwriting profit and combined ratio for the full year 2016 were $260.6 million and 93.3%, respectively, compared with $327.0 million and 89.5%, respectively, for the full year 2015. TransRe’s lower underwriting profit and higher combined ratio for the fourth quarter and full year 2016 primarily reflect higher catastrophe losses, partially offset by more favorable prior accident year loss reserve development. TransRe’s pre-tax catastrophe losses of $21 million in the 2016 fourth quarter primarily relate to Hurricane Matthew in October.

Insurance Segment

The insurance segment net premiums written in the fourth quarter of 2016 approximated net premiums written in the fourth quarter of 2015 as a decrease in net premiums written at RSUI was offset by growth at both CapSpecialty and PacificComp. The increase in insurance segment net premiums written in 2016 from 2015 reflects continued growth at PacificComp and CapSpecialty, partially offset by competition-driven property insurance premium declines at RSUI. For the fourth quarter and full year 2016, PacificComp’s net premiums written increased by 17.4% and 35.7%, respectively, CapSpecialty’s net premiums written increased by 7.4% and 13.3%, respectively, and RSUI’s net premiums written decreased by 6.0% and 5.8%, respectively.

The insurance segment’s 2016 fourth quarter combined ratio was 91.8%, compared with 87.2% for the 2015 fourth quarter, and the insurance segment’s combined ratio for the full year 2016 was 87.6%, compared with 87.5% for the full year 2015. The higher combined ratio and lower underwriting profit for the fourth quarter of 2016 primarily reflect higher catastrophe losses and higher current accident year losses, partially offset by favorable prior accident year loss reserve development, compared with unfavorable prior accident year loss reserve development in the fourth quarter of 2015. RSUI incurred net catastrophe losses of $43.1 million in the fourth quarter, which consists primarily of $26.8 million in losses from Hurricane Matthew, and $13.8 million in losses from the Gatlinburg, Tennessee wildfires.

Alleghany Capital

The following table summarizes earnings (losses) before income taxes and Adjusted EBITDA for Alleghany Capital for the three months and year ended December 31, 2016 and 2015:

	Three Months Ended December 31,
	2016				2015
	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total
	($ in millions)
Earnings (losses) before income taxes	$2.0	$(106.0)	$(5.9)	$(109.9)	$4.8	$(33.9)	$(0.4)	$(29.5)

Adjusted EBITDA	$10.0	$(4.0)	$(5.9)	$0.1	$9.2	$(5.4)	$(0.4)	$3.4
Less: depreciation expense	(1.9)	(3.2)	-	(5.1)	(1.2)	(2.6)	-	(3.8)
Less: amortization of intangible assets	(5.2)	-	-	(5.2)	(2.8)	-	-	(2.8)
Less: interest expense	(0.7)	-	-	(0.7)	(0.4)	(0.1)	-	(0.5)
Add: net realized capital gains (losses)	(0.2)	(98.8)	-	(99.0)	0.1	(25.8)	-	(25.7)
Adjustments to equity in earnings of Jazwares and ORX	-	-	-	-	(0.1)	-	-	(0.1)

Earnings (losses) before income taxes	$2.0	$(106.0)	$(5.9)	$(109.9)	$4.8	$(33.9)	$(0.4)	$(29.5)

	Year Ended December 31,
	2016				2015
	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total
	($ in millions)
Earnings (losses) before income taxes	$20.4	$(126.9)	$0.8	$(105.7)	$21.8	$(60.6)	$(4.3)	$(43.1)

Adjusted EBITDA	$51.5	$(14.1)	$(12.3)	$25.1	$30.0	$(25.3)	$(4.3)	$0.4
Less: depreciation expense	(6.8)	(14.0)	-	(20.8)	(3.8)	(8.6)	-	(12.4)
Less: amortization of intangible assets	(22.1)	-	-	(22.1)	(3.1)	-	-	(3.1)
Less: interest expense	(1.8)	-	(0.1)	(1.9)	(1.3)	(0.2)	-	(1.5)
Add: net realized capital gains (losses)	(0.4)	(98.8)	13.2	(86.0)	0.2	(25.8)	-	(25.6)
Adjustments to equity in earnings of Jazwares and ORX	-	-	-	-	(0.2)	(0.7)	-	(0.9)

Earnings (losses) before income taxes	$20.4	$(126.9)	$0.8	$(105.7)	$21.8	$(60.6)	$(4.3)	$(43.1)

INVESTMENT PERFORMANCE

Alleghany reported net investment income for the fourth quarter and full year 2016 of $106.1 million and $438.5 million, respectively, an increase of 1.8% and a decrease of 0.1% from the corresponding 2015 periods. The increase in net investment income for the fourth quarter of 2016 from the fourth quarter of 2015 primarily reflects higher earnings from other invested assets, partially offset by lower interest income. The decrease in interest income reflects adjustments made in the fourth quarter of 2016 to more accurately reflect premium amortization associated with certain bonds, partially offset by higher interest income from funds withheld by cedants.

Financial statement total return3 on investments was (1.4) % for the 2016 fourth quarter, compared with 0.8% for the 2015 fourth quarter. The current quarter return was negatively impacted by a rise in interest rates which reduced the fair value of Alleghany’s fixed income securities. 2016 full-year financial statement total return was 2.6% compared with 1.0% for the 2015 full year.

OTHER FINANCIAL INFORMATION

As of December 31, 2016, Alleghany had 15,410,164 shares of its common stock outstanding, compared with 15,544,077 shares of its common stock outstanding as of December 31, 2015. As of December 31, 2016, Alleghany had $379.2 million remaining under its share repurchase authorization. During the fourth quarter of 2016, Alleghany repurchased 24,465 shares at an average price of $516.70 per share. During the full year 2016, Alleghany repurchased 142,186 shares at an average price of $480.49 per share.

Additional Information

Concurrent with the issuance of today’s earnings press release, Alleghany has posted a financial supplement to its website, www.alleghany.com, containing additional schedules that provide further detail pertaining to Alleghany’s financial results.

Additional information regarding Alleghany’s 2016 fourth quarter and full year 2016 financial results, including management’s discussion and analysis of Alleghany’s financial condition and results of operations, is contained in Alleghany’s Annual Report on Form 10-K for the period ended December 31, 2016 (the “Form 10-K”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. The Form 10-K and the financial supplement will be available on Alleghany’s website at www.alleghany.com. The Form 10-K will also be available on the SEC’s website at www.sec.gov. Readers are urged to review the Form 10-K for a more complete discussion of Alleghany’s financial performance.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc. (referred to herein as “TransRe”), a leading global reinsurer; RSUI Group, Inc. (referred to herein as “RSUI”), a national underwriter of property and liability specialty insurance coverages; CapSpecialty, Inc. (referred to herein as “CapSpecialty”), an underwriter of commercial property, casualty and surety insurance coverages; and Pacific Compensation Corporation (referred to herein as “PacificComp”), an underwriter of workers’ compensation insurance, primarily in California. Alleghany’s subsidiary Alleghany Capital Corporation (referred to herein as “Alleghany Capital”) engages in and oversees strategic investments and acquisitions. Alleghany Capital’s investments include: (i) Bourn & Koch, Inc., a manufacturer and remanufacturer/retrofitter of precision machine tools and supplier of replacement parts; (ii) IPS-Integrated Project Services, LLC, a technical engineering-focused service provider focused on the global pharmaceutical and biotechnology industries; (iii) Jazwares, LLC, a toy and consumer electronics company; (iv) R.C. Tway Company, LLC (dba Kentucky Trailer), a manufacturer of custom trailers and truck bodies for the moving and storage industry and other markets; and (v) Stranded Oil Resources Corporation (referred to herein as “SORC”), an exploration and production company focused on enhanced oil recovery. For additional information about Alleghany Capital Corporation, please visit www.alleghanycc.com.

3   As calculated in Alleghany’s financial supplement.

Non-GAAP Financial Measures

Throughout this press release, Alleghany’s results of operations have been presented in the way that Alleghany believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of Alleghany. This presentation includes the use of underwriting profit, operating earnings per diluted share and Adjusted EBITDA, which are “non-GAAP financial measures.” The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Also note that these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. A discussion of our calculation and use of these financial measures is provided below.

Underwriting profit represents net premiums earned less net loss and loss adjustment expenses and commissions, brokerage and other underwriting expenses, all as determined in accordance with U.S. GAAP, and does not include net investment income, net realized capital gains, other than temporary impairment losses, other income, other operating expenses, corporate administration, amortization of intangible assets and interest expense. Alleghany consistently uses underwriting profit as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of its segments and believes that underwriting profit provides useful additional information to investors because it highlights net earnings attributable to a segment’s underwriting performance. Earnings before income taxes may show a profit despite an underlying underwriting loss; and when underwriting losses persist over extended periods, a reinsurance or an insurance company’s ability to continue as an ongoing concern may be at risk.

A reconciliation of underwriting profit to earnings before income taxes is presented below.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in millions)

Earnings before income taxes	$94.8	$213.6	$647.8	$757.4

Adjustments to earnings before income taxes:

Net investment income	106.1	104.2	438.5	438.8

Net realized capital gains	(54.0)	55.4	63.2	213.9

Other than temporary impairment charges	(7.0)	(21.6)	(45.2)	(133.9)

Other income	171.0	125.1	698.8	250.4

Other operating expenses	(189.7)	(142.7)	(765.2)	(342.3)

Corporate administration	(9.0)	(13.1)	(43.0)	(46.5)

Amortization of intangible assets	(4.5)	(1.6)	(19.0)	2.2

Interest expense	(20.2)	(22.6)	(81.6)	(91.8)

	(7.3)	83.1	246.5	290.8

Underwriting profit	$102.1	$130.5	$401.3	$466.6

Operating earnings per diluted share represents earnings per diluted share excluding (on an after-tax basis) net realized capital gains and other than temporary impairment losses, all as determined in accordance with U.S. GAAP. Alleghany uses operating earnings per diluted share as a supplement to diluted earnings per share, the most comparable U.S. GAAP financial measure, to provide useful additional information to investors by highlighting earnings per diluted share attributable to its performance exclusive of realized capital gains or losses and impairments. A reconciliation of operating earnings per diluted share to diluted earnings per share is presented below.

	Three Months Ended December 31,		Year Ended December 31,
	2016(1)	2015(2)	2016	2015(2)
	(dollars in millions, except per share amounts)

Net earnings attributable to Alleghany stockholders	$ 69.5	$ 156.1	$ 456.9	$ 560.3

Adjustments to net earnings:

Net realized capital gains	(54.0)	55.4	63.2	213.9

Other than temporary impairment charges	(7.0)	(21.6)	(45.2)	(133.9)

Income tax effect of adjustments	21.4	(11.8)	(6.3)	(28.0)

	(39.6)	22.0	11.7	52.0

Operating income	$ 109.1	$ 134.1	$ 445.2	$ 508.3

Weighted average diluted common shares outstanding	15,432,269	15,582,105	15,442,649	15,879,101

Diluted earnings per share	$ 4.45	$ 9.85	$ 29.59	$ 35.13

Diluted operating earnings per share	$ 7.02	$ 8.44	$ 28.83	$ 31.86

(1)	The numerator for calculating diluted earnings per share and operating earnings per share are further reduced by $0.8 million for the effect of dilutive securities.
(2)	The numerators for calculating diluted earnings per share and operating earnings per share are further reduced by $2.6 million for adjustments related to redeemable non-controlling interests, and on a full year basis-only, further increased by $0.1 million for the effect of dilutive securities.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure for our non-insurance operating subsidiaries and investments held by Alleghany Capital. Adjusted EBITDA represents other revenue less certain other expenses, and does not include: (i) depreciation expense; (ii) amortization of intangible assets; (iii) interest expense; (iv) net realized capital gains; (v) other than temporary impairment losses; and (vi) income taxes. Because Adjusted EBITDA excludes interest expense, income taxes, net realized capital gains, other than temporary impairment losses, depreciation and amortization, it provides an indication of economic performance that is not affected by levels of debt, interest rates, effective tax rates or levels of depreciation and amortization resulting from purchase accounting. Alleghany uses Adjusted EBITDA as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of certain non-insurance operating subsidiaries and investments. A reconciliation of Adjusted EBITDA to earnings before income taxes is presented above in “Segment Results-Alleghany Capital.”

# # #

Forward-looking Statements

This release contains disclosures which may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should” or the negative versions of those words or other comparable words. Forward-looking statements do not relate solely to historical or current facts; rather, they are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. These statements are not guarantees of future performance. These forward-looking statements are based upon Alleghany’s current expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany’s future financial condition and results. Factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated include:

•	significant weather-related or other natural or man-made catastrophes and disasters;

•	the cyclical nature of the property and casualty reinsurance and insurance industries;

•	changes in market prices of our significant equity investments and changes in value of our debt securities portfolio;

•	adverse loss development for events insured by our reinsurance and insurance subsidiaries in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by our reinsurance and insurance subsidiaries;

•	the cost and availability of reinsurance;

•	the reliance by our reinsurance and insurance operating subsidiaries on a limited number of brokers;

•	legal, political, judicial and regulatory changes;

•	increases in the levels of risk retention by our reinsurance and insurance subsidiaries;

•	changes in the ratings assigned to our reinsurance and insurance subsidiaries;

•	claims development and the process of estimating reserves;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of our reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to our reinsurance and insurance subsidiaries;

•	the uncertain nature of damage theories and loss amounts;

•	the loss of key personnel of our reinsurance or insurance operating subsidiaries;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing our indebtedness;

•	the ability to make payments on, or repay or refinance, our debt;

•	risks inherent in international operations; and

•	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which we have no control; changes in our plans, strategies, objectives, expectations, or intentions, which may happen at any time at our discretion; and other factors discussed in Alleghany’s Form 10-K. All forward-looking statements speak only as of the date they are made and are based on information available at that time. Alleghany does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent circumstances or events.

For more information, please contact:

Kerry Jacobs

Alleghany Corporation

212-508-8141

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2016	2015
	($ in thousands, except share amounts)
Assets
Investments:
Available-for-sale securities at fair value:
Equity securities (cost: 2016 – $2,816,572; 2015 – $2,740,984)	$3,109,523	$3,005,908
Debt securities (amortized cost: 2016 – $12,927,103; 2015 – $13,529,923)	12,983,213	13,605,963
Short-term investments	778,410	365,810

	16,871,146	16,977,681
Commercial mortgage loans	594,878	177,947
Other invested assets	645,245	676,811

Total investments	18,111,269	17,832,439
Cash	594,091	475,267
Accrued investment income	113,763	115,313
Premium balances receivable	743,692	752,103
Reinsurance recoverables	1,272,219	1,249,948
Ceded unearned premiums	201,023	190,368
Deferred acquisition costs	448,634	419,448
Property and equipment at cost, net of accumulated depreciation and amortization	112,920	101,306
Goodwill	284,974	141,015
Intangible assets, net of amortization	378,680	212,790
Current taxes receivable	25,950	12,129
Net deferred tax assets	354,852	468,440
Funds held under reinsurance agreements	591,602	234,549
Other assets	522,922	633,964

Total assets	$23,756,591	$22,839,079

Liabilities, Redeemable Noncontrolling Interests and Stockholders’ Equity
Loss and loss adjustment expenses	$11,087,199	$10,799,242
Unearned premiums	2,175,498	2,076,061
Senior Notes and other debt	1,476,489	1,419,363
Reinsurance payable	90,659	69,297
Other liabilities	912,081	894,690

Total liabilities	15,741,926	15,258,653

Redeemable noncontrolling interests	74,720	25,719

Common stock (shares authorized: 2016 and 2015 – 22,000,000; shares issued: 2016 and 2015 – 17,459,961)	17,460	17,460
Contributed capital	3,611,993	3,611,631
Accumulated other comprehensive income	109,284	116,273
Treasury stock, at cost (2016 – 2,049,797 shares; 2015 – 1,915,884 shares)	(812,840)	(747,784)
Retained earnings	5,014,048	4,557,127

Total stockholders’ equity attributable to Alleghany stockholders	7,939,945	7,554,707

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$23,756,591	$22,839,079

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

	Year Ended December 31,
	2016	2015	2014
	($ in thousands, except per share amounts)
Revenues
Net premiums earned	$4,975,777	$4,230,286	$4,410,647
Net investment income	438,455	438,817	459,876
Net realized capital gains	63,205	213,897	247,058
Other than temporary impairment losses	(45,165)	(133,868)	(36,294)
Other revenue	698,747	250,346	150,522

Total revenues	6,131,019	4,999,478	5,231,809

Costs and Expenses
Net loss and loss adjustment expenses	2,917,166	2,339,790	2,494,565
Commissions, brokerage and other underwriting expenses	1,657,251	1,423,889	1,421,306
Other operating expenses	765,226	342,361	252,673
Corporate administration	42,960	46,503	47,054
Amortization of intangible assets	19,012	(2,211)	(5,750)
Interest expense	81,599	91,778	90,052

Total costs and expenses	5,483,214	4,242,110	4,299,900

Earnings before income taxes	647,805	757,368	931,909
Income taxes	187,141	195,173	251,777

Net earnings	460,664	562,195	680,132
Net earnings attributable to noncontrolling interest	3,743	1,880	893

Net earnings attributable to Alleghany stockholders	$456,921	$560,315	$679,239

Net earnings	$460,664	$562,195	$680,132
Other comprehensive income:
Change in unrealized gains (losses), net of deferred taxes of $36,468, ($83,332) and $193,881 for 2016, 2015 and 2014, respectively	67,726	(154,759)	360,065
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($36,281), ($37,044) and ($77,042) for 2016, 2015 and 2014, respectively	(67,380)	(68,796)	(143,077)
Change in unrealized currency translation adjustment, net of deferred taxes of ($3,889), ($7,940) and ($21,464) for 2016, 2015 and 2014, respectively	(7,223)	(14,746)	(39,861)
Retirement plans	(112)	990	(10,473)

Comprehensive income (loss)	453,675	324,884	846,786
Comprehensive income attributable to noncontrolling interest	3,743	1,880	893

Comprehensive income attributable to Alleghany stockholders	$449,932	$323,004	$845,893

Basic earnings per share attributable to Alleghany stockholders	$29.60	$35.14	$41.40
Diluted earnings per share attributable to Alleghany stockholders	29.59	35.13	41.40